Exhibit 21.1

SUBSIDIARIES OF SANDERS MORRIS HARRIS GROUP INC.

	State of	Percentage		Names Under Which
Subsidiary	Organization	Ownership		Subsidiary Does Business

Sanders Morris Harris Inc.	Texas	100%		SMH Asset Management SMH Partners Kissinger Financial Services
SMH Capital Advisors, Inc.	Texas	100%		Cummer/Moyers Capital Advisors
TEI, Inc.	Texas	100%
Salient Capital Management, LLC	Texas	50%
Select Sports Group Holdings, LLC	Texas	50%
Select Sports Group, Ltd.	Texas	50%
The Edelman Financial Center, LLC	Virginia	51%
Environmental Opportunities
Management Company, LLC	Delaware	75%
Fund II Mgt. Co. LLC	Delaware	99%
SMM Corporate Management, LLC	Delaware	99%
SOF Management, LLC	Delaware	99%
SMH Life Science Management, LLC	Delaware	99%
LOF Partners, LLC	Delaware	50%
SMH PEG Management, LLC	Delaware	53.2579%
SMH Colorado, LLC	Delaware	50%
10 Sports Marketing GP, LLC	Delaware	50%
10 Sports Marketing, LP	Delaware	64.95%
PTC GP Management, LLC	Texas	50%
Environmental Opportunities Fund, L.P.	Delaware	1%
Environmental Opportunities Fund II, L.P.	Delaware	1.655%
Environmental Opportunities Fund II
(Institutional), L.P.	Delaware	0.43%
Corporate Opportunities Fund, L.P.	Delaware	0.39%
Corporate Opportunities Fund
(Institutional), L.P.	Delaware	0.629%
Life Sciences Opportunity Fund, L.P.	Delaware	1.2293%
Life Sciences Opportunity Fund
(Institutional), L.P.	Delaware	0.991%
Life Sciences Opportunities Fund II, L.P.	Delaware	0.5%
Life Sciences Opportunities Fund II
(Institutional), L.P.	Delaware	0.5%
Tactical Opportunities High Yield Fund	Delaware	100%
Edelman Business Services, LLC	Virginia	100%	(1)
Edelman Mortgage Services, LLC	Virginia	100%	(1)
Edelman Financial Services, LLC	Virginia	100%	(1)
Salient Partners, L.P.	Texas	50%
Salient Trust Co., LTA	Texas	100%	(2)
Salient Advisors, L.P.	Texas	100%	(2)
Salient Capital, L.P.	Delaware	100%	(2)
The Endowment Fund GP, L.P.	Delaware	26%
The Endowment Fund Management, LLC	Delaware	26%

(1)	By The Edelman Financial Center, LLC.
(2)	By Salient Partners, L.P.